NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:

Jeffrey W. Farrar

Executive Vice President and CFO

(540) 829-1603

farrarj@vfgi.net

VIRGINIA FINANCIAL GROUP, INC. ANNOUNCES 12%

GROWTH IN THIRD QUARTER EARNINGS

Culpeper, VA-Virginia Financial Group, Inc. (NASDAQ: VFGI) today reported third quarter 2003 earnings of $3.5 million or $.49 per share, an increase of 12.2% compared to earnings of $3.1 million or $.43 per share for the quarter ended September 30, 2002. Diluted earnings per share for the quarter increased 14.0% compared to third quarter 2002 results.

Earnings for the first nine months of 2003 amounted to $10.4 million or $1.45 per diluted share compared to earnings of $9.2 million or $1.27 per diluted share. This earnings growth represents a 12.8% increase in net income and 15.1% increase in diluted earnings per share.

VFG’S earnings for the third quarter produced an annualized return on average assets of 1.24% and an annualized return on average equity of 12.09%, compared to prior year ratios of 1.16% and 11.10%, respectively. Earnings for the nine month period yielded an annualized return on average assets of 1.22% and an annualized return on average shareholders’ equity of 11.97%, compared with prior year ratios of 1.17% and 11.20%, respectively.

“We are quite pleased with our performance for the third quarter of 2003, given the current market challenges and the significant allocation of company resources in connection with our various growth initiatives”, said President and Chief Executive Officer O. R. Barham, Jr. “Our third quarter results reflect continuing strength in our noninterest revenue generating lines of business. Loan growth was exceptional during the quarter, as our loan production offices in Charlottesville and Lynchburg gained momentum. We are thrilled to have completed the acquisition of eight branches from First Virginia, and are optimistic that these growth initiatives will provide some additional earnings momentum.”

Total noninterest income was $4.2 million for the third quarter of 2003, an increase of 32.7% compared with the same period in 2002. Higher revenues from VFG’s mortgage and retail banking operations were the primary contributors to this growth. In addition, the Company recorded during the third quarter of 2003 nonrecurring income of $360 thousand associated with the sale of investments. This sale represented the liquidation of investments by the holding company to increase the capitalization of its Planters Bank affiliate in contemplation of the branch acquisition. Excluding this gain, noninterest income growth would have been 21.3% for the third quarter compared to the same period in 2002.

Tax equivalent net interest income amounted to $11.3 million for the quarter, an increase of $395 thousand or 3.6% over the same period in 2002. This improvement was attributable to growth in average earning assets, which offset the effects of a decreased net interest margin. Average earnings assets grew to $1.089 billion compared to $1.007 billion in the third quarter of 2002. VFG’s net interest margin decreased to 4.12% for the quarter, compared to 4.33% for the third quarter of 2002 and 4.21% for the second quarter of 2003. Yields on average loans and total earning assets were 6.43% and 5.82% for the quarter, compared to a cost of funds of 2.11%. Yields on average loans and total earning assets were 6.69% and 6.03% for the second quarter, compared to a cost of funds of 2.29%.

Noninterest expense for the third quarter of 2003 amounted to $9.9 million, an increase of $1.1 million or 11.94% over the same period in 2002. Included in this increase are nonrecurring expenses of $340 thousand associated with integration of the First Virginia Branches. Other components of this increase are higher costs associated with compensation and benefits, including the establishment of loan production offices in Charlottesville and Lynchburg, mortgage originator commissions, medical and pension benefits, and other incentive related accruals.

VFG ended the quarter with assets of $1.383 billion, compared to $1.098 billion at the same date last year, representing growth of $285 million or 25.9%. The Company had previously announced the purchase of eight First Virginia branches, which closed on September 26, 2003. This purchase accounts for approximately $200 million of the aforementioned growth for the period.

VFG’s loan portfolio increased $180.5 million or 26.1% to $872.3 million at September 30, 2003, compared to the same date in 2002. For the quarter, VFG’s loan portfolio grew $137.8 million or 18.75%. Growth in both periods where assisted by the $77.4 million in loans acquired in connection with the First Virginia branches. Growth rates adjusted to exclude purchased loans would be 14.9% and 8.2%, respectively. The growth in loans can be partly attributed to activity in our Fredericksburg, Charlottesville and Lynchburg lending operations. The Charlottesville and Lynchburg loan production offices generated loan growth during the quarter of $24.2 million and $9.8 million, respectively.

VFG’s ratio of non-performing assets as a percentage of total assets amounted to .55% at the end of the quarter, down from .61% for the previous quarter. VFG’s ratio of non-performing assets to loans and other real estate owned amounted to .88% at the end of the quarter, compared to .95% for the previous quarter. Net charge-offs as a percentage of average loans receivable amounted to less that .01% for the quarter, compared to .06% for the previous quarter. At September 30, 2003, the allowance for loan losses as a percentage of non-performing assets was 126.6%, while the allowance as a percentage of total loans amounted to 1.12%.

VFG is the holding company for Planters Bank & Trust Company of Virginia – in Staunton; Second Bank & Trust – in Culpeper; Virginia Heartland Bank – in Fredericksburg and Virginia Commonwealth Trust Company – in Culpeper. The organization now maintains a network of 37 branches serving the Shenandoah Valley and Central Virginia. The Company’s 38th branch will open next week, located at Parkway Avenue and Goosecreek Rd. in Fishersville, Virginia.

This press release contains forward-looking statements as defined by federal securities laws. These statements may address certain results that are expected or anticipated to occur or otherwise state the company’s predictions for the future. These particular forward-looking statements and all other statements that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. Such factors include but are not limited to: general economic conditions, significant fluctuations in interest rates that could reduce net interest margin; difficulties in executing integration plans: reduction of fee income from existing products due to market conditions; and the amount of growth in the company’s general and administrative expenses. Consequently, these cautionary statements qualify all forward-looking statements made herein. Please refer to VFG’s filings with the Securities and Exchange Commission for additional information, which may be accessed at www.vfgi.net.

QUARTERLY PERFORMANCE SUMMARY

Virginia Financial Group, Inc. (NASDAQ: VFGI)

(Dollars in thousands, except per share data)

	For the Three Months Ended		Percent Increase (Decrease)
	9/30/2003	9/30/2002

INCOME STATEMENT
Interest income—taxable equivalent	15,912	16,548	-3.84%
Interest expense	4,622	5,653	-18.24%
Net interest income—taxable equivalent	11,290	10,895	3.63%
Less: taxable equivalent adjustment	523	510	2.55%
Net interest income	10,767	10,385	3.68%
Provision for loan and lease losses	323	401	-19.45%
Net interest income after provision for loan and lease losses	10,444	9,984	4.61%
Noninterest income	4,176	3,147	32.70%
Noninterest expense	9,907	8,850	11.94%
Provision for income taxes	1,181	1,133	4.24%
Net income	3,532	3,148	12.20%

PER SHARE DATA
Basic earnings	$0.49	$0.43	13.95%
Diluted earnings	$0.49	$0.43	13.95%
Shares outstanding	7,149,926	7,256,588
Weighted average shares—
Basic	7,149,926	7,275,958
Diluted	7,185,547	7,304,145
Shares repurchased	—	47,829
Average price of shares repurchased	$—	$29.96

Dividends paid on common shares	$0.19	$0.18

PERFORMANCE RATIOS
Return on average assets	1.24%	1.16%	6.90%
Return on average equity	12.09%	11.10%	8.92%
Return on average realized equity (A)	12.70%	11.64%	9.11%
Net yield on earning assets (taxable equivalent)	4.12%	4.33%	-4.85%
Efficiency (taxable equivalent) (B)	63.22%	60.40%	4.67%

ASSET QUALITY
Allowance for loan losses
Beginning of period	9,344	8,814
Provision for loan losses	322	401
Charge offs	(88)	(64)
Recoveries	80	82
End of period	9,658	9,233

NOTES: Applicable ratios are annualized

(A)   Excludes the effect on average shareholders’ equity of unrealized gains (losses) that result from changes in market values of securities and other comprehensive pension expense.

(B) Excludes foreclosed property expense and non-recurring items for all periods.

QUARTERLY PERFORMANCE SUMMARY

Virginia Financial Group, Inc. (NASDAQ: VFGI)

(Dollars in thousands, except per share data)

	For the Nine Months Ended		Percent Increase (Decrease)
	9/30/2003	9/30/2002
INCOME STATEMENT
Interest income—taxable equivalent	47,562	49,418	-3.76%
Interest expense	14,377	17,747	-18.99%
Net interest income—taxable equivalent	33,185	31,671	4.78%
Less: taxable equivalent adjustment	1,698	1,557	9.06%
Net interest income	31,487	30,114	4.56%
Provision for loan and lease losses	968	1,202	-19.47%
Net interest income after provision for loan and lease losses	30,519	28,912	5.56%
Noninterest income	11,705	9,113	28.44%
Noninterest expense	28,252	25,553	10.56%
Provision for income taxes	3,557	3,237	9.89%
Net income	10,415	9,235	12.78%

PER SHARE DATA
Basic earnings	$1.46	$1.27	14.96%
Diluted earnings	$1.45	$1.26	15.08%
Shares outstanding	7,149,926	7,256,588
Weighted average shares—
Basic	7,157,482	7,284,835
Diluted	7,192,409	7,308,663
Shares repurchased	28,507	47,829
Average price of shares repurchased	$28.68	$29.96
Dividends paid on common shares	$0.56	$0.54

PERFORMANCE RATIOS
Return on average assets	1.22%	1.17%	4.27%
Return on average equity	11.97%	11.20%	6.88%
Return on average realized equity (A)	12.62%	11.56%	9.17%
Net yield on earning assets (taxable equivalent)	4.21%	4.30%	-2.09%
Efficiency (taxable equivalent) (B)	62.75%	61.79%	1.55%

ASSET QUALITY
Allowance for loan losses
Beginning of period	9,180	8,266
Provision for loan losses	968	1,202
Charge offs	(679)	(474)
Recoveries	189	239
End of period	9,658	9,233
Allowance as a percent of total loans	1.12%	1.33%
Nonaccrual loans	1,824	2,511
Other real estate owned	1,233	643
Restructured debt	4,572	5,420
Total nonperforming assets	7,629	8,574
Loans past due 90 days accruing interest	—	—
Nonperforming assets to loans and other real estate owned	0.88%	1.24%

NOTES: Applicable ratios are annualized

(A)	Excludes the effect on average shareholders’equity of unrealized gains (losses) that result from changes in market values of securities and other comprehensive pension expense
(B)	Excludes foreclosed property expense and non-recurring items for all periods.

QUARTERLY PERFORMANCE SUMMARY

Virginia Financial Group, Inc. (NASDAQ: VFGI)

(Dollars in thousands, except per share data)

	For the Nine Months Ended		Percent Increase (Decrease)
	9/30/2003	9/30/2002
SELECTED BALANCE SHEET DATA
End of period balances

Securities available for sale	379,847	310,684	22.26%
Securities held to maturity	6,335	9,546	-33.64%

Total securities	386,182	320,230	20.60%

Real estate—construction	75,099	60,331	24.48%
Real estate—1-4 family residential	314,507	248,699	26.46%
Real estate—commercial and multifamily	347,190	257,678
Commercial, financial and agricultural	75,119	62,744	19.72%
Consumer loans	56,657	55,239	2.57%
All other loans	3,733	7,153
Total loans	872,305	691,844	26.08%

Allowance for loan losses	(9,658)	(9,233)	4.60%

Other earning assets	9,191	16,486	-44.25%

Total earning assets	1,267,678	1,028,560	23.25%

Total assets	1,382,540	1,097,816	25.94%

Non-interest bearing deposits	223,721	173,503	28.94%
Money market & interest checking	354,345	265,910	33.26%
Savings	137,536	103,490	32.90%
CD’s and other time deposits	491,741	403,783	21.78%
Total deposits	1,207,343	946,686	27.53%

Short-term borrowed funds	34,698	15,061	130.38%
Federal Home Loan Bank advances	9,160	12,240	-25.16%

Total interest-bearing liabilities	1,027,480	800,484

Total shareholders’ equity	117,738	116,036	1.47%

Average balances

Securities, at amortized cost	300,792	285,470	5.37%

Loans	732,297	668,398	9.56%

Other earning assets	18,844	31,029	-39.27%

Total earning assets	1,051,933	984,897	6.81%

Total assets	1,141,813	1,056,043	8.12%

Non-interest bearing deposits	174,885	151,205	15.66%
Money market & interest checking	288,715	249,602	15.67%
Savings	111,117	100,944	10.08%
CD’s and other time deposits	404,890	409,682	-1.17%
Total deposits	979,607	911,433	7.48%

Short-term borrowed funds	22,691	18,445	23.02%
Federal Home Loan Bank advances	10,758	12,283	-12.42%

Total interest-bearing liabilities	838,171	790,956	5.97%

Total shareholders’ equity	116,384	109,953	5.85%

QUARTERLY PERFORMANCE SUMMARY
Virginia Financial Group, Inc. (NASDAQ: VFGI)
(Dollars in thousands)
	For the Three Months Ended		For the Nine Months Ended
	9/30/2003	9/30/2002	9/30/2003	9/30/2002
Interest Income
Interest and fees on loans	12,167	12,533	36,381	37,610
Interest on deposits in other banks	29	—	31	4
Interest on investment securities:
Taxable	109	156	337	506
Interest and dividends on securities available for sale:
Taxable	2,066	2,275	5,956	6,536
Nontaxable	897	900	2,731	2,609
Dividends	96	57	259	215
Interest income on federal funds sold	25	117	169	381
Total Interest Income	15,389	16,038	45,864	47,861

Interest Expense
Interest on deposits	4,396	5,388	13,681	16,922
Interest on Federal Home Loan Bank advances	163	203	533	606
Interest on federal funds repurchased and securities sold under agreements to repurchase	62	60	159	213
Interest on other short-term borrowings	1	2	4	6
Total Interest Expense	4,622	5,653	14,377	17,747

Net Interest Income	10,767	10,385	31,487	30,114
Provision for loan losses	323	401	968	1,202
Net Interest Income after Provision for Loan Losses	10,444	9,984	30,519	28,912

Other Income
Service charges on deposit accounts	1,455	1,212	4,143	3,025
Commissions and fees from fiduciary activities	673	735	2,162	2,328
Investment fee income	103	67	451	379
Other operating income	272	372	884	1,087
Gains (losses) on securities available for sale	365	(38)	435	193
Gains (losses) on other real estate owned	20	(2)	20	54
Fees on mortgage loans sold	1,288	801	3,610	2,047
Total Other Income	4,176	3,147	11,705	9,113

Other Expense
Compensation and employee benefits	5,690	4,865	16,274	14,663
Net occupancy expense	561	340	1,679	1,432
Supplies and equipment	893	1,072	2,840	2,153
Computer services	270	519	902	1,354
Professional fees	219	100	575	434
Other operating expenses	2,274	1,954	5,982	5,517
Total Other Expense	9,907	8,850	28,252	25,553

Income Before Income Tax Expense	4,713	4,281	13,972	12,472
Income tax expense	1,181	1,133	3,557	3,237
Net Income	3,532	3,148	10,415	9,235